EXHIBIT 4.1
NEITHER THIS STOCK PURCHASE WARRANT NOR THE SHARES THAT MAY BE PURCHASED HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAW, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAW. THIS STOCK PURCHASE WARRANT AND THE SHARES THAT MAY BE PURCHASED HEREUNDER MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED HEREIN.
ORIGEN FINANCIAL, INC.
STOCK PURCHASE WARRANT

Date of Issuance: September 11, 2007 (6:00 pm EST)	Certificate No. W-1
     THIS IS TO CERTIFY that the William M. Davidson Trust u/a/d 12/13/04 and its transferees, successors and assigns (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from Origen Financial, Inc., a Delaware corporation (the “Company”), at the price of $6.16 per share, the closing consolidated bid price of the Company’s common stock, $0.01 par value per share (“Common Stock”) at 4:00 pm (EST) on the date hereof (the “Exercise Price”), at any time after the date hereof (the “Commencement Date”) and expiring on September 11, 2012 (the “Expiration Date”), Five Hundred Thousand (500,000) shares of Common Stock (as such number may be adjusted as provided herein, the “Warrant Shares”).
     Capitalized terms used herein shall have the meanings ascribed to such terms in Section 10 hereof unless otherwise defined herein.
     1. The Warrant; Transfer and Exchange.
     (a) The Warrant. This Stock Purchase Warrant (“Warrant”) and the rights and privileges of the Holder hereunder may be exercised by the Holder in whole or in part as provided herein, and, subject to Sections 1(b) and 7 hereof, may, subject to this Warrant, be transferred by the Holder to any other Person or Persons who meet the requirements set forth herein or therein at any time or from time to time, in whole or in part.
     (b) Transfer and Exchanges. The Company shall initially record this Warrant on a register to be maintained by the Company with its other books and subject to Section 7 hereof, from time to time thereafter shall reflect the transfer of this Warrant on such register when surrendered for transfer in accordance with the terms hereof and properly endorsed, accompanied by appropriate instructions, and further accompanied by payment in cash or by check, bank draft or money order payable to the order of the Company, in United States currency, of an amount equal to any stamp or other tax or governmental charge or fee required to be paid in connection with the transfer thereof. Upon any such transfer, a new warrant or warrants shall be issued to the transferee and the Holder (in the event this Warrant is only partially transferred) and the surrendered warrant shall be canceled. This Warrant may be exchanged at the option of the Holder, when surrendered at the Principal Office of the Company, for another warrant or other warrants of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock.
     2. Exercise.
     (a) Right to Exercise. At any time after the Commencement Date and on or before the Expiration Date, the Holder, in accordance with the terms hereof, may exercise this Warrant, in whole at any time or in part from time to time, by delivering this Warrant to the Company during normal business hours on any Business Day at the Company’s Principal Office, together with the Notice of Exercise, in the form attached hereto as Exhibit A and made a part hereof (the “Notice of Exercise”), duly executed, and payment of the Exercise Price per share for each share purchased, as specified in the Notice of Exercise. The aggregate Exercise Price (the “Aggregate Exercise Price”) to be paid for the shares to be purchased (the “Exercise Amount”) shall equal the product of (i) the Exercise Amount multiplied by (ii) the Exercise Price. If the Expiration Date is not a Business Day, then this Warrant may be exercised on the next succeeding Business Day.
     (b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made to the Company in cash or other immediately available funds.
     (c) Issuance of Shares of Common Stock. Upon receipt by the Company of this Warrant at its Principal Office in proper form for exercise, and accompanied by the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Common Stock may not then be actually delivered. Within ten (10) Business Days after such surrender of this Warrant, delivery of the Notice of Exercise and payment of the Aggregate Exercise Price as aforesaid, the Company shall issue and cause to be delivered to, or upon the written order of, the Holder (and in such name or names as the Holder may designate) a certificate or certificates for the Exercise Amount.
     (d) Fractional Shares. The Company shall not be required to deliver fractions of shares of Common Stock upon exercise of this Warrant. If any fraction of a share of Common Stock would be deliverable upon an exercise of this Warrant, the Company shall, in lieu of delivering such fraction of a share of Common Stock, make a cash payment to the Holder in an amount equal to the same fraction of the Market Price Per Share determined as of the Business Day immediately preceding the date of exercise of this Warrant.

     (e) Partial Exercise. In the event of a partial exercise of this Warrant, the Company shall issue to the Holder a Warrant in like form for the unexercised portion thereof which has not expired.
     3. Payment of Taxes. The Company shall pay all stamp taxes attributable to the initial issuance of shares or other securities issuable upon the exercise of this Warrant or issuable pursuant to Section 6 hereof, excluding any tax or taxes which may be payable because of the transfer involved in the issuance or delivery of any certificates for shares or other securities in a name other than that of the Holder in respect of which such shares or securities are issued.
     4. Replacement Warrant. In case this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for this Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and upon receipt of indemnity reasonably satisfactory to the Company provided that if the Holder is a financial institution or other institutional or fund investor its own agreement shall be satisfactory.
     5. Covenants.
     (a) Reservation of Shares. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares such number of its duly authorized shares of Common Stock as shall be sufficient to enable the Company to issue Common Stock upon exercise of this Warrant.
     (b) Validly Issued Shares. The Company covenants that all shares of Common Stock that may be issued upon exercise of this Warrant, assuming full payment of the Aggregate Exercise Price (including those issued pursuant to Section 6 hereof) shall, upon delivery by the Company, be duly authorized and validly issued, fully paid and nonassessable, free from all stamp taxes, liens and charges with respect to the issue or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever (other than security interests, encumbrances and claims to which the Holder is subject prior to the issuance of this Warrant (or the issuance of any shares of Common Stock pursuant to Section 6 hereof) and other transfer restrictions described herein).
     (c) Performance. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including, without limitation, the adjustments required under Section 6 hereof
     (d) Dividends. At all times prior to the earlier of the exercise of this Warrant in full or the Expiration Date of this Warrant, the Company shall not declare or pay any dividend or distribution that, when taken together with all other dividends declared and paid for the taxable year in which the subject dividend is declared and paid, would exceed one hundred per cent (100%) of the Company’s net income (determined in accordance with generally accepted accounting principles) for that taxable year; provided, however, that if the Company obtains the approval of the stockholders of the Company in accordance with Rule 4350 of the Nasdaq Marketplace Rules to grant to the Holder customary anti-dilution protection that would provide for an adjustment to the Exercise Price by reducing the Exercise Price to the weighted average of the price of any Common Stock sold at below the Exercise Price then in effect (with customary exceptions) (“Stockholder Approval”), then this Section 5(d) shall, on the date of such Stockholder Approval, but not prior thereto, become null and void and shall no longer be of any force or effect, and the Company shall amend this Warrant promptly to grant to the Holder such weighted average anti-dilution protection.
     6. Adjustment of Exercise Price and Number of Shares of Common Stock. The Exercise Price and the number of shares of Common Stock purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 6. Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment:
     (a) Stock Dividends; Subdivisions and Combinations. In case at any time or from time to time the Company shall:
     (A) issue to the holders of its Common Stock a dividend payable in, or other distribution of, shares of Common Stock (a “Stock Dividend”),
     (B) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, including, without limitation, by means of a stock split (a “Stock Subdivision”), or
     (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock (a “Stock Combination”), then the number of shares of Common Stock purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall thereafter be entitled after the completion of each such event to receive the kind and number of shares of Common Stock or other securities of the Company that the Holder would have owned or have been entitled to receive after the happening of each such event, had this Warrant been exercised immediately prior to the happening of each such event or any record date with respect thereto.
     (b) Miscellaneous. The following provisions shall be applicable to the making of adjustments provided above in Section 6(a):

     (A) The adjustments required by Section 6(a) shall be made whenever and as often as any specified event requiring an adjustment shall occur. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
     (B) In computing adjustments under Section 6(a), fractional interests in Common Stock shall be disregarded.
     (C) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.
     (c) Changes in Common Stock. If at any time the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, amalgamation, reorganization, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Common Stock) in connection with which the shares of Common Stock shall be changed into or exchanged for different securities of the Company or capital stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a “Transaction”), then as a condition of the consummation of the Transaction, lawful enforceable and adequate provision shall be made so that the Holder shall be entitled to elect by written notice to the Company to receive a new warrant in form and substance no less favorable to the Holder, and in exchange for, this Warrant to purchase all or a portion of such securities or other property; provided, however, nothing in this Section 6(c) shall require the Company to provide a replacement warrant providing a right to acquire the securities of any issuer other than the Company. The foregoing provisions of this Section 6(c) shall similarly apply to successive Transactions.
     (d) Notices.
     (i) Notice of Proposed Actions. In case the Company shall propose (A) to pay any dividend payable in stock of any class to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (B) to effect any Stock Subdivision or Stock Combination, (C) to effect any reclassification of its Common Stock, (D) to effect any recapitalization, stock subdivision, stock combination or other capital reorganization, (E) to effect any consolidation or merger, amalgamation, reorganization, share exchange, or sale, lease or other disposition of all or substantially all of its property, assets or business, (F) to effect the liquidation, dissolution or winding up of the Company or (G) to effect any other action which would require an adjustment under this Section 6, then in each such case the Company shall give to the Holder written notice of such proposed action, which shall specify the proposed date on which a record is to be taken for the purposes of such stock dividend, distribution, Stock Subdivision or Stock Combination, or the proposed date on which such reclassification, reorganization, consolidation, merger, amalgamation, share exchange, sale, transfer, disposition, liquidation, dissolution, winding up or other transaction is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, or the proposed date on which the transfer of Common Stock is to occur, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock and on the number of shares of Common Stock purchasable upon exercise of this Warrant after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by clause (A) or (B) above at least ten (10) days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any other such action, at least ten (10) days prior to the earlier of the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock.
     (ii) Adjustment Notice. Whenever the number of shares of Common Stock purchasable upon exercise of this Warrant is to be adjusted pursuant to this Section 6, unless otherwise agreed by the Holder, the Company shall promptly notify the Holder of such adjustment or adjustments.
     7. Transfers of the Warrant.
     (a) Generally. This Warrant and the Warrant Shares are subject to the restrictions on transfer set forth in this Section 7. This Warrant has not been, and the Warrant Shares at the time of their issuance may not be, registered under the Securities Act. This Warrant and the Warrant Shares are issued or issuable subject to the provisions and conditions contained herein, and every Holder hereof by accepting the same agrees with the Company to such provisions and conditions, and represents to the Company that this Warrant has been acquired and the Warrant Shares will be acquired for the account of the Holder for investment and not with a view to or for sale in connection with any distribution thereof.
     (b) Compliance with Securities Laws. The Holder agrees that this Warrant and the Warrant Shares may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from the registration requirements of the Securities Act and such state securities laws. In the event that the Holder transfers this Warrant or the Warrant Shares pursuant to an applicable exemption from registration, the Company may request, at its expense, that the Holder deliver an opinion of counsel reasonably acceptable to the Company that the proposed transfer does not violate the Securities Act and applicable state securities laws.
     (c) Permitted Transfers. The Holder of this Warrant shall not make any transfer, assignment, pledge, mortgage or other encumbrance of this Warrant or any interest therein, or any other disposition of this Warrant or any interest therein whatsoever, without the prior written consent of the Company; provided, however, that this Warrant may be transferred by operation of law and the Holder of this Warrant may transfer or assign all or any part of this Warrant to (i) any Affiliate (as hereinafter defined) of the Holder and (ii) in the case of a Holder that is an individual, a member of the immediate family of the Holder, trusts for the benefit of the Holder or such immediate family member, and partnerships in which substantially all of the interests are held by the Holder and/or members of such Holder’s immediate family. An immediate family member shall mean any descendants (children, grandchildren and more remote descendants), including step-children and relationships arising from legal adoption, and the spouse of the Holder or Holder’s descendant. The term “Affiliate” means, with respect to any particular Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such particular Person, and with respect to the initial Holder of this Warrant, shall also include the beneficiaries and trustees of such initial Holder. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     (d) Registration Rights Agreement. The shares of Common Stock issuable upon exercise of this Warrant are subject to the terms of a Registration Rights Agreement of even date herewith, by and between the Company and the Holder.
     8. Representations of the Holder.
     With respect to this Warrant, the Holder represents and warrants to the Company as follows:
     (a) Investment. It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant and the shares of Common Stock issuable upon exercise thereof have not been registered under the Securities Act, nor qualified under applicable state securities laws.
     (b) Rule 144. It acknowledges that this Warrant and the Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.
     (c) Access to Data. It has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to inspect the Company’s facilities.
     (d) Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
     9. Participation Right.

     (a) Subject to the terms and conditions specified in this Section 9, the Company hereby grants to the Holder of this Warrant a right to participate in future sales by the Company of its shares of Common Stock and securities convertible into or exercisable for shares of Common Stock that are offered (or are convertible into or exercisable for shares of Common Stock) at less than the Exercise Price per share (the “Participation Right”). Notwithstanding anything to the contrary contained in this Section 9, the Participation Right is subject to (i) Board authorization of a waiver under Section 7.5(a) of the Certificate of Incorporation, if required and (ii) compliance with applicable rules and requirements of the Nasdaq Stock Market, and the Company shall not be obligated to extend such Participation Right to Holder if such Participation Right would violate any applicable rule or regulation of the Nasdaq Stock Market or the Certificate of Incorporation.
     (b) Each time the Company proposes to offer any shares of Common Stock, or securities convertible into or exercisable for any shares of Common Stock at a price per share that is less than the Exercise Price (“Shares”), the Company shall offer to Holder the right to purchase a portion of such Shares (as determined in subsection (2) below) in accordance with the following provisions:
     (1) The Company shall deliver a written notice (“Notice”) to the Holder stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.
     (2) Within ten (10) calendar days after the Notice is sent, the Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to the greater of (i) that portion of such Shares which equals the proportion (the “Proportion”) that the number of shares of Common Stock held by such Holder (treating the Warrant as if fully exercised for Common Stock) bears to the total number of shares of Common Stock of the Company then outstanding (assuming for such calculation any shares issuable upon conversion of any capital stock convertible into or exchangeable for Common Stock); (ii) the greatest number of Shares being purchased by any single investor in the offering giving rise to the Participation Right, and (iii) that number of Shares with an offering price equal to $15 million.
     (3) The Participation Right shall not be applicable (i) to the issuance or sale of shares of Common Stock (as adjusted to reflect any stock splits, combinations or other events involving the Common Stock) to employees, consultants or members of the Company’s Board of Directors (the “Board”) pursuant to employee or director equity plans which are approved by the Board, (ii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities of the Company, (iii) to securities issued in connection with any acquisition or business combination transaction approved by the Board, or (iv) to securities issued in connection with equipment lease financings or other financings with commercial lenders or in strategic transactions involving the Company and other entities including joint ventures or marketing, distribution or development arrangements, in each case provided that any issuance pursuant to subsection (iv) has been approved by the Board.
     10. Definitions.
     As used herein, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings.
     “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banking institutions in Detroit, Michigan are authorized or required by law or executive order to be closed.
     “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation, as amended, of the Company.
     “Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act or the Exchange Act.
     “Convertible Securities” means evidences of indebtedness, shares of stock or other securities (including, but not limited to, options and warrants) which are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.
     “Market Price” shall mean, with respect to any day, the closing consolidated bid price of a share of Common Stock for the immediately preceding day, in accordance with the rules and regulations of the Nasdaq Stock Market or if such securities are not publicly traded, the Market Price for such day shall be the fair market value thereof determined jointly by the Company and the holder of this Warrant.
     “Outstanding Common Stock” of the Company means, as of the date of determination, the sum (without duplication) of the following: (a) the number of shares of Common Stock then outstanding at the date of determination, (b) the number of shares of Common Stock then issuable upon the exercise of this Warrant (as such number of shares may be adjusted pursuant to the terms hereof) and (c) the number of shares of Common Stock then issuable upon the exercise or conversion of Convertible Securities and any warrants, options or other rights to subscribe for or purchase Common Stock or Convertible Securities (but excluding any unvested options and securities not then exercisable for or convertible into Common Stock).
     “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or other entity of any kind and includes any successor (by merger or otherwise) of such entity.

     “Principal Office” means the Company’s principal office as set forth in Section 14 hereof or such other principal office of the Company in the United States of America the address of which first shall have been set forth in a notice to the Holder.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.
     11. Delays, Omissions and Indulgences. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder upon any breach or default of the Company under this Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Holder’s part of any breach or default under this Warrant, or any waiver on the Holder’s part of any provisions or conditions of this Warrant must be in writing and that all remedies, either under this Warrant, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.
     12. Rights of Transferees. Subject to Section 7, the rights granted to the Holder hereunder of this Warrant shall pass to and inure to the benefit of all subsequent transferees of all or any portion of this Warrant (provided that the Holder and any transferee shall hold such rights in proportion to their respective ownership of this Warrant and Warrant Shares) until extinguished pursuant to the terms hereof.
     13. Headings. The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the terms of this Warrant. All references made in this Warrant to “Section” refer to such Section of this Warrant, unless expressly stated otherwise.
     14. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing, and shall be deemed to be given or delivered when actually received by the party to whom directed, or, if earlier and regardless of whether actually received, on the third day after deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the party to whom directed at its address set forth below or at such other address as such party may have previously specified by notice actually received by the other party, or by fax transmission with a confirmation of receipt generated by the sender’s facsimile machine:
(a)	if to the Company: Origen Financial, Inc. 27777 Franklin Road, Suite 1700 Southfield, MI 48034 Attention: Ronald A. Klein, CEO Fax No.: (248) 746-7094 Phone No.: (248) 746-7000
with a copy to:

Jaffe, Raitt, Heuer & Weiss, PC 27777 Franklin Road Suite 2500 Southfield, Michigan 48034 Attention: Peter Sugar Fax No.: (248) 351-3082 Phone No.: (248) 351-3000
(b)	if to the Holder: William M. Davidson Trust u/a/d 12/13/04 2300 Harmon Road Auburn Hills, MI 48326 Attn: Jonathan S. Aaron Fax No.: (248) 340-2308 Phone No.: (248) 340-2396
     15. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     16. Amendments. No provision of this Warrant may be waived, amended or modified except pursuant to an agreement in writing entered into by the Holder and the Company.
     17. Severability. If any provision of this Warrant is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Warrant shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.
     18. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Michigan and the applicable laws of the United States of America.
     19. Acknowledgment. Holder acknowledges and agrees that: (i) Holder has been advised and understands that a conflict exists between its interest and the interest of the Company; (ii) Holder has been advised to seek the advice of independent counsel; and (iii) Holder has obtained the advice of independent counsel or decided not to engage independent counsel.
     20. Entire Agreement. This Warrant is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.
     21. Rules of Construction. Unless the context otherwise requires “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Warrant. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be issued and executed in its corporate name by it’s duly authorized officer as of the date below written.

DATED: September 11, 2007	ORIGEN FINANCIAL, INC.
	By:	/s/ Ronald A. Klein
Ronald A. Klein,
Chief Executive Officer

HOLDER: William M. Davidson Trust u/a/d 12/13/04

By:	/s/ William M. Davidson
Its: Trustee

EXHIBIT A
NOTICE OF EXERCISE
To:	Origen Financial, Inc. 27777 Franklin Road Suite 1700 Southfield, MI 48034
     1. The undersigned, pursuant to the provisions of the attached Warrant, hereby elects to exercise this Warrant with respect to                      shares of Common Stock (the “Exercise Amount”). Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the attached Warrant.
     2. The undersigned herewith tenders payment for such shares in cash.
     3. Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

(Name of Record Holder/Transferee)

and deliver such certificate or certificates to the following address:

(Address of Record Holder/Transferee)

     4. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.
     5. If the Exercise Amount is less than all of the shares of Common Stock purchasable hereunder, please issue a new warrant representing the remaining balance of such shares, as follows:

(Name of Record Holder/Transferee)

and deliver such warrant to the following address:

(Address of Record Holder/Transferee)

(Signature)

(Date)